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                                                                   EXHIBIT 10.4


                        MEDICAL COLLEGE OF HAMPTON ROADS
                     D/B/A EASTERN VIRGINIA MEDICAL SCHOOL,

                               MCGILL UNIVERSITY

                                      AND

                           GMP ENDOTHERAPEUTICS, INC.


                               LICENSE AGREEMENT


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                               LICENSE AGREEMENT


          THIS AGREEMENT (the "Agreement"), dated as of the 31st day of January, 2000 is by and among GMP ENDOTHERAPEUTICS, INC.("Licensee"), One East Broward Blvd, Suite 1701 Fort Lauderdale, Fl 33301, Medical College of Hampton Roads d/b/a Eastern Virginia Medical School, 358 Mowbray Arch, Suite 401, Norfolk, Virginia 23507 ("EVMS") and McGill University, 3550 University Street, Montreal, Quebec, Canada H3A 2A7 ("McGill") (EVMS and McGill jointly referred to as Licensor).

                                    RECITALS

         1. EVMS and McGill possess information and intellectual property rights concerning human Pancreatic Beta Cell Growth Factor.

         2. EVMS and McGill jointly, or EVMS individually, are the owners of certain patents and patent applications identified in Appendix A, along with any divisions, continuations, reissues, reexaminations, continuations-in-part ("CIPs"), and any foreign applications and patents issuing therefrom directed to formulations of islet neogenesis associated proteins ("INGAP"), INGAP genes, reagents for regulating INGAP expression or activity, and uses thereof (collectively herein the "Licensed Patent Rights");

         3. Licensee is in the business of developing and commercializing therapeutic and diagnostic products and desires to obtain an exclusive, worldwide, license with respect to the compounds, processes, and uses which are the subject matter of the Patents and related technology; and

         4. EVMS, McGill and Global Medical Products, Inc.("GMP"), an Affiliate of Licensee, have entered into a Letter of Intent as the same has been extended by the parties (the "Letter of Intent") and now wish to enter into a binding license agreement that includes the concepts stated in the Letter of Intent.

          NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

                                   Article I
                                  Definitions

         Section 1.0. General. Terms defined in this Article I, and parenthetically elsewhere, shall have the same meaning throughout this Agreement. Defined terms may be used in the singular or plural.

         Section 1.1. "Affiliate" means any entity that directly or indirectly controls, is controlled by or is under common control with Licensee. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by


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contract or otherwise.

         Section 1.2. "Confidential Information" means all materials, Know-How or other information directly related to INGAP, including, without limitation, proprietary information, designs, methods, processes, specifications and materials (whether or not patentable) regarding a party's technology, products, business information or objectives.

         Section 1.3. "Controlled" means the ability to grant a license or sublicense as provided herein without violating the terms of any agreement with a Third Party.

         Section 1.4. "Compound" means mammalian Islet Neogenesis Associated Protein (INGAP) together with all derivatives, peptides, analogs and fusion proteins or peptides thereof, nucleic acids encoding any of the above and small molecule modulators (agonist or antigonist) of any of the above which is covered by one or more Valid Claims of the Licensed Patent Rights.

         Section 1.5. "Know-How" means all information, data or materials directly related to INGAP, including without limitation: instructions; processes; formulae; biological and chemical materials; and biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, all of which is unpatented.

         Section 1.6. "Licensed Know-How" means Know-How necessary to make, use or sell a Licensed Product that is owned or Controlled by either Licensor as of the date of this Agreement. Licensed Know-How does not include Licensed Patent Rights.

         Section 1.7. "Licensed Patent Right" means a Patent Right that is owned or Controlled, or becomes owned or Controlled, by either Licensor during the term of this Agreement covering a method, apparatus, material, or manufacture that is based upon, or claims priority from or has claims dependent upon, or corresponds to United States Patents 5,840,531; 5,834,590; or 5,804,421or any patent application upon which these patents are based or claim priority to, including all corresponding foreign and international patent applications and patents issuing therefrom. Licensed Patent Rights existing as of the date of this Agreement are listed in Appendix A which is attached hereto and made a part of this Agreement. Licensed Patent Rights do not include Licensed Know-How.

          Section 1.8. "Licensed Product" means a composition intended for use as a therapeutic, pharmaceutical or diagnostic comprising a Compound or any product otherwise covered by a valid claim of Licensed Patent Rights.

         Section 1.9. "Licensed Technology" means the Licensed Patent Rights and Licensed Know-How.

         Section 1.10 "Licensee" means GMP ENDOTHERAPEUTICS, INC.

         Section 1.11. "Licensor" means EVMS and/or McGill.

         Section 1.12. "Net Sales" means the gross amount received by Licensee or its Affiliates from their sales to Third Parties of Licensed Product less:

         (a)      Trade, quantity and cash discounts allowed;

         (b) Discounts, refunds, rebates, chargebacks, and retroactive price adjustments;

         (c)      Licensed Product returns and allowances;

         (d) Any tax imposed on the product that is appropriately deducted from sales under generally accepted accounting principles;

         (e) Any other reasonable and customary deductions which according to generally


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                  accepted accounting principles ("GAAP") are bona fide
                  deductions from gross sales to determine net sales, which deductions shall be subject to audit in accordance with
                  Section 4.9 of this Agreement; and

         (f) Any shipping, freight, storage, insurance and other transportation and handling charges

         Such amounts shall be determined from the books and records of Licensee maintained in accordance with GAAP, consistently applied.

         Section 1.13 "Patent Right" means an unexpired patent or pending patent application and all patents issuing therefrom and all divisions, continuations, continuations-in-part, reissues, re-examination applications, extensions, supplementary protection certificates, certificates of additions, inventor's certificates, and any similar intellectual property, including all foreign and international counterparts thereof.

         Section 1.14. "Phase I Clinical Trials" means small scale human clinical trials approved by the FDA conducted in volunteers in the United States and designed to indicate product safety. Successful completion of such Phase I Clinical Trials shall be deemed to have occurred if, based on the results of such Phase I Clinical Trials, Licensee decides to conduct Phase II Clinical Trials on such Licensed Products.

         Section 1.15. "Phase II Clinical Trials" means small scale human clinical trials conducted by or through Licensee in patients and designed to indicate a statistically significant level of efficacy in the particular indication tested, as well as to obtain some indication of the dosage regimen required.

         Section 1.16. "Phase III Clinical Trials" means large scale human clinical trials approved by the FDA conducted by Licensee in patients in the United States and designed to establish efficacy of a Licensed Product in the particular indication tested and required to obtain clinical registration of a Licensed Product with health regulatory authorities.

          Section 1.17. "Registration Approval" means in relation to a Licensed Product, such approval by the appropriate governmental authorities of the United States, such approval being legally required before such Licensed Product may be commercialized or sold for use in humans.

         Section 1.18. "Sublicense Fees" means the net amounts received by Licensee from non Affiliates based upon the sale, use or manufacture of Licensed Products less any discounts, rebates, credits, allowances, taxes or other bona fide deductions from gross receipts to determine net revenues, which deductions shall be subject to audit in accordance with Section 4.9 of this Agreement.

         Section 1.19. "Third Party" means any person or entity other than Licensee, EVMS or McGill, or an Affiliate or Sublicensee of Licensee, EVMS or McGill.

         Section 1.20. "Valid Claim" means any claim(s) in a pending patent application or in an unexpired issued patent which has not been denied or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, reexamination ,disclaimer or similar procedure. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the decisions are equal in number, and the majority of decisions shall prevail when the


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conflicting decisions are unequal in number.

                                   Article II
                           Initiation and Development

         Section 2.0. Prior Information. All EVMS and McGill Know-How or Confidential Information received by Licensee prior to the date of this Agreement shall be considered to be Licensed Know-How and treated in accordance with the terms and conditions of this Agreement.

         Section 2.1. Administration. For purposes of administering, interpreting or otherwise carrying out the terms and conditions of this Agreement, EVMS and McGill have mutually designated EVMS as the administrator of this Agreement (the "Administrator"). The Administrator shall be Licensee's contact for compliance with any terms or conditions hereof. However, all correspondence, notices and reports to the Licensor shall be directed to both EVMS and McGill. as set forth in Section 10.7 below. Any action to be taken or notices under this Agreement which specifically stipulate that such action is to be taken jointly by the Licensors rather than the Administrator must be evidenced by the signatures of each of the representatives designated under
Section 10.7 by EVMS and McGill.

         Section 2.2. Responsibilities. Licensee shall have responsibility for the registration submission, registration approval, manufacturing, and marketing of all Compounds and Licensed Products, and for payment of all costs, associated therewith. Licensee shall be entitled to consult with Drs. Aaron Vinik and Georges of Eastern Virginia Medical School as such entities and persons may agree, regarding Licensee's efforts to develop, approve and market Licensed Products.

         Section 2.3. Reports. Licensee shall submit written reports to the Licensor at the request of the Licensor summarizing the status of Licensee's efforts in regard to Licensed Products and Licensee's planned efforts for the following six months. The Licensor may request such written reports no more than two (2) times per calendar year. Such reports shall be subject to the confidentiality and non-use obligations set forth in Article VI.

         Section 2.4. Compliance. Licensee shall comply with all United States federal rules, regulations and guidelines applicable to the use of Licensed Technology and assume full responsibility for any claims or liabilities which may arise as a result of Licensee's use or possession of Licensed Technology.

         Section 2.5. Diligence. Licensee agrees to exercise reasonably diligent efforts toward commercializing Licensed Products according to its usual business practices for products of similar potential and value.

                                  Article III
                                 License Grant

         Section 3.0. License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee : (i) a worldwide, exclusive license to use the Licensed Patent Rights and to make, have made, use, have used, develop, have developed, import, market, offer for sale, sell, and have sold Compound and Licensed Products; and (ii) a worldwide, non-


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    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.



exclusive license to use the Licensed Know How in connection with the exploitation of the Licensed Patent Rights granted to Licensee hereunder.

The license granted to Licensee hereunder in the Licensed Patent Rights shall be exclusive in all respects, except that Licensor specifically reserves the right to use the Licensed Patent Rights for their continuing research only, such research to include research sponsored by any non-commercial Third Party. For the sake of clarity, Licensor confirms that its reserved right under this paragraph shall not include the right to grant other licenses of the Licensed Patent Rights.

During the term of this Agreement and from time to time the Licensor shall, from time to time, upon written request of Licensee, disclose, or in the case of materials, provide to Licensee, any Licensed Know How, provided that Licensee shall pay all reasonable costs incurred by Licensor in providing such information.

         Section 3.1. Sublicense. Licensee shall have the right to grant sublicenses to any entity not an affiliate with respect to the rights conferred upon Licensee under this Agreement to make, have made, use, have used, import, market, offer for sale, sell, and have sold Compound and Licensed Products. Licensee shall provide a copy of any such sublicenses to the Licensor.

                                   Article IV
                                Commercial Terms

         Section 4.0. License Fees. Subject to the terms and conditions of this Agreement, Licensee shall pay Licensor the following license fees:

         (a)      [***] upon the date of this Agreement;

         (b) [***] upon the first anniversary of the date of this Agreement; and

         (c) reimbursement for all patent fees incurred prior to the date of this Agreement in connection with the grant of the Patents for which reimbursement has not previously been made; which amounts shall not exceed $ 39,000.

         Section 4.1. Milestones. Subject to the terms and conditions of this Agreement, including Section 4.3(b) hereof, Licensee shall make the following non-refundable and non-creditable milestone payments to the Licensor:

         (a) [***] upon receipt of the first approval of the use of a product covered by a Valid Claim (herein "Patented Product") in animals by the USDA or other regulatory agencies of the United States;

         (b)      [***] upon initiation of the first Phase I Clinical
                  Trials;

         (c) [***] upon successful completion of Phase III Clinical Trials of a Licensed Product;

         (d)      [***] upon Registration Approval;


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    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.



         Section 4.2. Stock.

         Licensee has this date issued to Licensor shares of its common stock in such amounts that after issuance of those shares Licensor shall own in the aggregate, [***] of the total outstanding shares of the common stock of Licensee, on a fully diluted basis. Such shares are being issued this even date in accordance with the terms and conditions of the Stock Purchase Agreements between Licensee and each Licensor.

         Section 4.3. Payments.

         (a) Any payment accruing under Sections 4.0 and 4.1 shall be made to the Administrator within thirty (30) days of such accrual. The Administrator shall distribute to McGill within two (2) business days any share of payments due to McGill.

         (b) The milestone payments under Section 4.1 shall be payable by Licensee only one time, regardless of the number of Licensed Products developed or sold by Licensee or any Sublicensee.

         (c) In the event that Licensee does not make the payments to the Licensor in accordance with Sections 4.1 (a), (b) and (c) within five (5) years from the date of this Agreement, the Licensor shall thereafter have the right to terminate this Agreement in accordance with Section 7.1 below (including the notice and right to cure by Licensee), unless Licensee makes a payment to the Licensor of [***] United States dollars, less any amounts paid by Licensee under such Sections, within 60 days after receiving written notice of such election. If such payment is made, the remaining payments under Sections 4.1
                  (a), (b) and (c) shall be waived.

         Section 4.4. Royalties. Subject to the terms and conditions of this Agreement, Licensee shall:

         Pay royalties to Licensor on Licensed Products equal to [***] of Net Sales during the term of this Agreement. EVMS and McGill shall each independently have the option to exchange with GMP their proportionate interest in such royalty stream for shares of Licensee common stock representing, in the aggregate, [***] shares of Common Stock of the Licensee (the "Total Option Shares") (which is in addition to the [***] of the Common Stock of the Licensee issued to the Licensor this even date provided that the Licensors exercise this option to exchange by the earlier of [***] years from the date of this Agreement or 30 days after receiving written notice from Licensee to the Administrator that the Licensee has entered into a Letter of Intent with an underwriter for an initial public offering of Licensee securities or such other periods as the parties may agree, in writing. In the event that one of the Licensors, but not both, elect shares in lieu of royalties pursuant to this Section (the "Electing Licensor"), that Licensor shall receive its pro-rata share of the Total Option Shares based upon the ratio that the royalty rate percentage of Net Sales to which that Licensor is entitled bears to the total [***] Royalty Rate (the "Electing Licensor Percentage"). If after such exchange there remains a Licensor that has not exercised this exchange right, the royalty rate due from Licensee on


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    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.



         Net Sales and Sublicense Fees shall be reduced by the Electing Licensor Percentage; which remaining sums shall be paid to the non Electing Licensor through the Administrator. For example, if one Licensor was entitled to 40% of the royalty fees (i.e [***] of Net Sales and [***] of Sublicense Fees) and elected to exchange that interest for shares of Common Stock, that Electing Licensor would receive 40% of the [***] shares and the royalty rate on the Net Sales and Sublicensing Fees would be reduced by 40% which would result in an on- going royalty on Net Sales of [***] and on Sublicense Fees, [***]. Any such election shall be made by the respective Licensor acting through the Administrator who shall notify Licensee of such election and provide Licensee with the name of the Electing Licensor and the Electing Licensor Percentage. Any shares of Common Stock issued under this Section shall have the same restrictions and limitations imposed on the securities of Licensee issued to each Licensor this even date and the Electing Licensor agrees to execute such documents as are necessary to evidence such fact.

         (b) Pay Licensor [***] of all Sublicense Fees for so long as Licensee is obligated to pay Licensor any ongoing royalty fees as described above in Section 4.4 (a), but subject to adjustment as provided in that Section if only one Licensor exercises the exchange for stock option.

         Section 4.5. Term of Royalty Payment. Royalties paid by Licensee pursuant to Section 4.4 shall be payable on a country-by-country basis from the date of the first commercial sale of each Licensed Product in a particular country until expiration of the last to expire Licensed Patent Right in such country with respect to which a Valid Claim covers such Licensed Product.

         Section 4.6. Single Royalty. Royalties under Section 4.4 will be payable only once on a Licensed Product regardless of the existence of more than one Licensed Patent Right applicable to such Licensed Product.

         Section 4.7. Stacking Provisions. Royalties payable under Section 4.4 shall be reduced by the amount of any royalty payments due by Licensee on the Licensed Products with respect to other patent rights; provided, however, that such payments shall not reduce the amount of the royalties due Licensor by more than 50% of the royalty otherwise due to Licensor under Section 4.4, and further provided such payments shall not reduce the percentage ownership of stock that either McGill or EVMS owns or may elect to own under Section 4.4.

         Section 4.8. Payments. Royalty payments hereunder shall be made to the Administrator quarterly within sixty (60) days following the end of each calendar quarter for which royalties are due and shall be made in United States dollars. Each royalty payment shall be accompanied by a statement stating the Net Sales of Licensed Product and Sublicense Fees during the relevant three (3) month period. Licensee's then current standard exchange rate methodology will be employed for the translation of foreign currency sales into United States dollars. This methodology is used by Licensee in the translation of its foreign currency operating results for external reporting, is consistent with generally accepted accounting principles, and is audited by Licensee's independent certified public accountants in connection with the audit of the consolidated financial statement of Licensee.

          Section 4.9. Records. Licensee shall keep and maintain records of sales of Licensed Product. Such records shall be open to inspection not more than once per year upon at least ten (10) days written notice to Licensee at any reasonable time within one (1) year after the royalty


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    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


period to which such records relate, by an independent certified public accountant that is acceptable to both parties and such inspection shall be at Licensor's expense. The independent certified public accountant shall have the right to examine the records kept pursuant to this Section 4.9 and report to the Licensor the findings of said examination of records insofar as necessary to verify the statements made pursuant to Section 4.8. Said findings shall be considered Confidential Information of Licensee.

         Section 4.10. Taxes. Any and all taxes levied on royalties accruing under this Article shall be paid by Licensor. If laws or regulations require withholding of said taxes, such taxes will be deducted by Licensee from such remittable royalty and will be paid by Licensee to the proper taxing authority, and proof of payment shall be sent to Licensor annually within ninety (90) days following December 31st of each reporting year.

         Section 4.11. Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to Licensor in United States Dollar equivalents in accordance with the rate of exchange provided in Section
4.8 hereof for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the county where the sale was made on which the royalty was based to the credit and account of Licensor or its nominee in any commercial bank or trust company of Licensor's choice located in that country, prompt written notice of which shall be given by Licensee to Licensor.

         Section 4.12. Other Financial Commitments. The Licensee and EVMS have this date entered into a Research Funding Agreement pursuant to which Licensee agrees to provide sponsored research and development activities with EVMS related to the Licensed Products in the annual amount of [***], for [***] years, for a total of [***] USD. The failure of Licensee to fund such research shall constitute a material breach of this Agreement, subject to the provision of Section 7.1 below.

                                   Article V
                         Intellectual Property Matters

         Section 5.0. Patent Prosecution. The Licensee, at its own expense, shall be responsible for filing, prosecuting and maintaining all patents and patent applications specified under Licensed Patent Rights, and the Licensee shall be licensed there under as provided herein. Title to all such patents and patent applications shall reside in EVMS or McGill, jointly or solely based on ownership.. Licensor owned patents and patent applications which are filed, prosecuted or maintained by other than Licensor retained counsel shall be filed, prosecuted and maintained in the best interest of Licensor. Such counsel shall acknowledge that they represent Licensor. The Administrator shall be copied directly on all patent correspondence, provided copies of all correspondence received from any patent office and provided drafts of any papers or applications to be filed at least two weeks prior to patent office submission for Licensor comment. Based on ownership of the application or patent, EVMS and/or McGill comments shall be considered and reasonably incorporated. The Licensor having ownership of the application or patent shall, at its own expense, reasonably cooperate with patent counsel by providing reasonable consultations in


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connection with such matters. Such patent counsel shall not file any applications which incorporate new matter or new applications in which inventorship has been changed from that of the originally filed patents within Licensed Patent Right without written permission of the Administrator. Should applications not be prosecuted in Licensor's best interest, as reasonably determined by the Administrator, the Administrator may revoke the power of attorney granted to the non-Licensor retained counsel. In any country where the Licensee elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, EVMS and or McGill, based on ownership of the invention, may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and the Licensee thereafter shall not be licensed under such patent or patent application in that country.

         Section 5.1. Third Party Infringement. In the event Licensee shall have received actual notice of a substantial infringement of a Licensed Patent Right, Licensee shall have the first right, within six months of receiving notice, to either (i) initiate the appropriate steps to stop the infringement,
(ii) file suit against the infringer, or (iii) provide Licensor with reasonable evidence showing that the infringer intends to enter into a settlement agreement in which future infringement will be halted. Any recoveries from such infringement actions will first be applied to reimbursement of the reasonable expenses incurred by the Licensee in the prosecution of the case and the remainder shall be treated as Sublicense Fees. Should Licensee decide not to enforce the Licensed Patent Rights against such infringement, Licensor shall have the right, at its own expense and for its own benefit, to bring any action it deems necessary to stop the infringement and recover for its own benefit damages, profits, and awards which might be obtained. In any infringement action instituted by either party under this Section, the other party agrees to cooperate, to the extent reasonably required in such action and shall be entitled to reimbursement of reasonable third party costs incurred by it and and other direct costs incurred in connection with such activities which require substantial efforts. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 5.1 may be entered into without the joint consent of Licensor and Licensee (which consent shall not be withheld unreasonably).

         Section 5.2. Patent Term Extensions. The parties shall cooperate with each other in gaining patent term extensions wherever applicable to Licensed Patent Rights covering a Licensed Product. Licensee shall determine which patents shall be extended. All filings for such extension shall be made by Licensor after consultation with Licensee, provided, however, that in the event that Licensor elects not to file for an extension, Licensor shall (i) inform Licensee of its intention not to file and (ii) grant Licensee the right to file for such extension.

                                   Article VI
                                Confidentiality

         Section 6.0. Licensee Obligations. Licensee agrees to maintain in strict confidence all Confidential Information pertaining to this Agreement received from Licensor to the same extent and in the same manner Licensee maintains its own confidential information and not to use Confidential Information received from Licensor during the term of the Agreement, except as


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otherwise provided for in this Agreement. The obligations of confidentiality and non-use shall expire five (5) years from the date of disclosure of the Confidential Information.

         Section 6.1. Licensor Obligations. Licensor agrees to maintain in strict confidence all Confidential Information pertaining to this Agreement received from Licensee to the same extent and in the same manner Licensor maintains its own confidential information and not to use Confidential Information received from Licensee during the term of the Agreement, except as otherwise provided for in this Agreement. The obligations of confidentiality and non-use shall expire five (5) years from the date of disclosure of the Confidential Information.

         Section 6.2. Exceptions. Non-disclosure and non-use obligations of Licensee and the Licensor shall not apply to Confidential Information that:

         a) was known to the receiving party or to the public prior to the disclosure by the disclosing party; or

         b) becomes known to the public from a source other than the receiving party; or

         c) is disclosed to the receiving party by a third party having a legal right to make the disclosure;

         d)       is required by law to be disclosed; or

         e)       is independently developed by the recipient.

         Section 6.3. Publications. Licensor agrees to provide Licensee with written notice of any press releases or other publication or dissemination of information by Licensor or either of them that makes reference to this Agreement, the relationship to Licensee or the Licensed Patent Rights, which notice shall be given to Licensee as soon as reasonably possible, it being the desire of the Licensee to be able to knowledgeably respond to inquires resulting from the Licensor's disclosures.


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                                  Article VII
                              Term and Termination

         Section 7.0. Agreement Term. This Agreement shall become effective on the date of this Agreement and shall terminate on the later of (a) the last to expire of the Licensed Patent Rights, or (b) the expiration of all royalty obligations pursuant to Article IV unless terminated earlier pursuant to this Agreement.

         Section 7.1. Early Termination. If any party is in default of any of its material obligations under this Agreement and fails to remedy that default within ninety (90) days after the other party sends written notice of the default, the party not in default may terminate this Agreement immediately by giving written notice of the termination. The termination date shall be the date of the notice of termination. If either or both Licensor has defaulted, the licenses granted hereunder shall survive. If Licensee has defaulted, the licenses granted hereunder shall terminate upon termination for default.

         Licensee may terminate this Agreement on the fifth anniversary date of the date of this Agreement by giving written notice of such election to the Licensor at least sixty (60) days before such date.

         Section 7.2. Effect of Termination. Termination of this Agreement shall not affect the rights and obligations of the parties accrued under this Agreement prior to termination. In particular, the following survive expiration or termination of this Agreement:

         (a) Obligations to pay all License Fees in Section 4.0, and royalties, milestone payments and other sums accruing hereunder up to the date of termination;

         (b) The right to complete the manufacture and sale of Licensed Products, which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales or Sublicense Fees of such Products;

         (c) The obligations of confidentiality set forth in Article VI for the period stated therein;

         (d) The obligations for record keeping and accounting reports for so long as Licensed Products are sold. At such time after termination of this Agreement when sales or other dispositions of Licensed Products have ceased, Licensee shall render a final report along with any royalty payment due;

         (e)      Licensors' right to inspect books and records as described in
                  Article IV;

         (f)      Licensor's ownership of stock in Licensee.

7.3 Section 7.3. Sublicensees. In the event this Agreement is terminated as a result of a breach by Licensee hereunder, any Sublicense Agreement shall continue in force if such Sublicensee agrees to make all future payments to the Administrator and cures all monetary defaults of the Licensee hereunder.

7.4 Section 7.4. Estoppel Certificates. The Administrator, acting on behalf of the Licensor, shall, from time to time, upon written request of Licensee, any of its Affiliates or sublicensees or potential sublicensees, issue an estoppel certificate to the requesting entity setting forth the status of this Agreement, and, if in default, stipulating the actions necessary to cure such default.

7.5 Section 7.5. Data. Upon termination of this Agreement, Licensee shall provide the Administrator all data developed by Licensee related to the Compound or Licensed Product, including all data necessary or helpful to obtain or maintain required government approvals to commercialize the Compound or Licensed Product.

                                  ARTICLE VIII
                          COMPLIANCE WITH EXPORT LAWS

         Section 8.0. Authority. This Agreement is subject to any restrictions concerning the export of products or technical information from the United States, which may be imposed upon Licensor or Licensee from time to time by the government of the United States. Furthermore, all parties hereto agree that they will not export, directly or indirectly, any technical information acquired from another under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation. Licensor make no representation that an export license or other approval for the export of Licensed Products is available.

                                   Article IX
                                Indemnification

         Licensee shall indemnify, defend and hold Licensor harmless from and against any losses, claims, liabilities, costs, and expenses (including reasonable attorneys' fees) that may be imposed upon or asserted against Licensor as a result of the manufacture, use, or sale of any Licensed Product, or the use of any Licensed Technology, by Licensee, its authorized agents or sublicensees, except for those arising from intentional torts or negligence on the part of Licensor. Either Licensor seeking such indemnification agrees to give Licensee written notice of any such matters promptly after learning of such claims or the possible assertions of the same and will cooperate in the defense of such matters; which defense will be provided and paid for by Licensee. At such time as the Licensee begins to sell or distribute Licensed Products for commercial use it shall procure and maintain Products Liability insurance in coverage amounts of not less than $5,000,000 and naming the Licensors as additional insureds.

                                   Article X
                            Miscellaneous Provisions

         Section 10.0. Disclosure Rights. Subject to applicable laws and regulations, and anything to the contrary contained in this Agreement notwithstanding, Licensee shall have the right to publish and otherwise disseminate information concerning this Agreement and the Licensed Technology that Licensee determines is appropriate in order to comply with applicable governmental orders or governing laws and regulations without prior approval by Licensor. Licensor agrees to review and, if requested, consider an approval, in writing of any materials presented by Licensee for dissemination, which approval shall not be unreasonably withheld and shall be responded to within 5 business days of the written request.

         Section 10.1. Representations and Warranties. Each Licensor represents and warrants to Licensee that; (i ) as of the date of this Agreement such Licensor does not have any inventions or discoveries, including pending patent application or issued patents, relating to INGAP proteins or their use in therapeutic, diagnostic or pharmaceutical applications that are not listed on Appendix A; (ii) it and the other Licensor are the sole and/or joint and exclusive owners of the respective Licensed Patent Rights listed on Appendix A and that the interests therein conveyed under this Agreement are free and clear of any liens, claims, options, licenses or other encumbrances of any nature except those granted to Licensee hereunder; (iii)it has the requisite power and authority to convey the interests in the Licensed Technology as provided in this Agreement; (iv) the entering into and performance under this Agreement by such Licensor will not create a default under or breach of any agreements with third parties; (v) in reliance upon the opinion of Foley and Lardner, Eli Lilly has no rights, options or other interest in, or claim to, any of the Licensed Patent Rights: and (vi) without having conducted any investigation into the matter, such Licensor is not aware of any facts that could give rise to any claim that any of the Licensed Patent Rights infringes upon any third party's intellectual property or aware of any infringement by any third party upon any of the License Patent Rights. EXCEPT AS PROVIDED ABOVE, LICENSOR MAKE NO WARRANTIES CONCERNING ANY LICENSED TECHNOLOGY, OR LICENSED PATENT RIGHTS THAT MAY BE SUBJECT TO THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, LICENSOR DO NOT REPRESENT OR WARRANT SUCCESSFUL COMMERCIALIZATION OF LICENSED PRODUCTS OR THE SAFETY OR EFFICACY OF LICENSED PRODUCTS. LICENSOR MAKE NO EXPRESS OR IMPLIED WARRANTY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY LICENSED PRODUCT, LICENSED PATENT OR LICENSED TECHNOLOGY. LICENSOR MAKE NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF ANY LICENSED PATENT RIGHTS OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM ANY INFRINGEMENT OF PATENTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING LICENSED PATENT RIGHTS.

         Section 10.2. Use of Name. In any publications or publicity concerning the Licensed Technology, Licensee will collaborate and consult with each Licensor to ensure that each Licensor is provided appropriate recognition for its contributions to the Licensed Technology. However, except as otherwise permitted under this Agreement, the use of the name of either Licensor or any variation thereof in connection with the advertising or sale of Licensed Products is expressly prohibited without advance consent in writing from each Licensor. Procedurally, the above policies shall be implemented by the Licensee sending, in writing, to each Licensor of the proposed language. Each Licensor agrees to promptly review and respond to the proposal from Licensee. If no written response is received from a Licensor within 10 days following the sending of such notice by Licensee, such Licensor shall be deemed to have consented, in writing, to the proposed language.

         Section 10.3. No Agency. It is understood and agreed that nothing in this Agreement shall be construed as authorization for Licensee, McGill, or EVMS to act as agent for any other party to this Agreement. Licensee shall not incur any liability for any act or failure to act by employees of EVMS or McGill. EVMS or McGill shall not incur any liability for any act or failure to act by employees of Licensee.

         Section 10.4. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration under the rules of the American Arbitration Association. All awards of the arbitrators shall be final and binding on the parties and enforceable in any court of competent jurisdiction. Nothing herein shall prevent a party from seeking injunctive relief, where appropriate, from a court of competent jurisdiction pending the outcome of any arbitration concerning the subject of such arbitration or when authorized by an arbitrator's award or when emergency relief is required.

         Section 10.5 Force Majeure. All parties to the Agreement shall be excused from the performance of their obligations under this Agreement if such performance is prevented by Force Majeure and the non-performing party promptly provides notice of the prevention to the other parties. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing party takes reasonable efforts to remove the condition.

         For purposes of this Agreement, Force Majeure shall include conditions beyond the control of the parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law, or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe.

         Section 10.6. Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by all parties.

         Section 10.7. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below:

For Licensor:               Office of the Vice President
                            Eastern Virginia Medical School
                            358 Mowbray Arch, Suite 401
                            Norfolk, Virginia 23507
                            Attention:  Mr. David Thiel
                            Office of Technology Transfer
                            McGill University
                            3550 University Street
                            Montreal, Quebec, Canada, H3A 2A7
                            Attention:  Dr. A. Navarre, Director For McGill:

For Licensee                GMP ENDOTHERAPEUTICS, INC.
                            One East Broward Blvd.
                            Suite 1701
                            Fort Lauderdale, Florida 33301
                            Attention:  Dr. Bart Chernow

                            Copy to: Ms. Beth Arnold
                            Foley, Hoag & Eliot LLP
                            One Post Office Square
                            Boston, Massachusetts  02109

         Section 10.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia, excluding any choice of law rules which may direct the application of the law of any other jurisdiction. Questions affecting the construction and affect of any Patent Rights shall be determined by the laws of the country in which the Patent Right has been applied for and granted.

         Section 10.9. Assignment. The parties may not assign their rights and obligations under this Agreement without the prior written consent of the others, except Licensee may make such an assignment without the consent of Licensor in connection with any merger, reorganization, or sale of all or substantially all of its assets to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

         Section 10.10. Consents Not Unreasonably Withheld. Whenever provision is made in this Agreement for any party to secure the consent or approval of another, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

         Section 10.11. No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any party.

         Section 10.12. Headings. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

         Section 10.13. Severance of Clauses. All parties agree that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

         Section 10.14. No Waiver. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

         Section 10.15. Entire Agreement. This Agreement and the attachments hereto and other agreements executed by the parties or affiliates entities this even date constitute the entire agreement of the parties relating to the subject matter and supercede any prior agreements relating to the subject matter hereof.

         Section 10.16. Counterparts. This Agreement has been executed in three
(3) counterparts, all of which shall constitute an original, but which together shall constitute the same instrument.

         Section 10.17. Surviving Rights. Termination, expiration, or cancellation of this Agreement by any party shall not relieve the parties of any rights or obligations accrued hereunder prior to such termination, expiration, or cancellation.

         IN WITNESS WHEREOF, the parties by their respective authorized officers, have executed this Agreement.


MEDICAL COLLEGE OF HAMPTON ROADS
d/b/a EASTERN VIRGINIA MEDICAL SCHOOLGMP ENDOTHERAPEUTICS, INC.


By:                                      By:
   -------------------------------              -------------------------------
   David L. Thiel, Vice President                Bart Chernow, M.D., President
   for Administration and Finance


McGILL UNIVERSITY


By:
   -------------------------------
      Dr. Pierre E'langer
      Vice Principal for Research
      Dean of Graduate Studies

Appendix A - Schedule of Patents

                                   APPENDIX A

TITLE:   INGAP PROTEIN INVOLVED IN PANCREATIC ISLET NEOGENESIS

Inventors:        Aaron I. Vinik, Gary L. Pittenger, Ronit Rafaeloff, Lawrence
Rosenberg and William P. Duguid


---------------- ---------------------------- ---------------------- --------------------------------------------
Country          Patent/                      Filing Date            Assignee(s)
                 Application No.
---------------- ---------------------------- ---------------------- --------------------------------------------
U.S.             5,834,590                    2/22/95                EVMS & McGill University
---------------- ---------------------------- ---------------------- --------------------------------------------
U.S.             5,840,531                    9/9/96                 EVMS & McGill University
---------------- ---------------------------- ---------------------- --------------------------------------------
PCT              PCT/US96/01528               2/12/96                EVMS & McGill University
---------------- ---------------------------- ---------------------- --------------------------------------------
Australia        49149/96                     2/12/96                EVMS & McGill University
---------------- ---------------------------- ---------------------- --------------------------------------------
Canada           2,213,610                    2/12/96                EVMS & McGill University
---------------- ---------------------------- ---------------------- --------------------------------------------
EPO              969053685                    2/12/96                EVMS & McGill University
---------------- ---------------------------- ---------------------- --------------------------------------------
Japan            525702/96                    2/12/96                EVMS & McGill University
---------------- ---------------------------- ---------------------- --------------------------------------------
Mexico           976418                       2/12/96                EVMS & McGill University
---------------- ---------------------------- ---------------------- --------------------------------------------


TITLE:   HIGH LEVEL OF EXPRESSION OF INGAP

Inventors:        Aaron I. Vinik, Gary L. Pittenger, Ronit Rafaeloff and
Scott W. Barlow


----------------- --------------------------- ---------------------- --------------------------------------------
Country           Patent/                     Filing Date            Assignee(s)
                  Application No.
----------------- --------------------------- ---------------------- --------------------------------------------
U.S.              5,804,421                   8/12/97                EVMS
----------------- --------------------------- ---------------------- --------------------------------------------
PCT               PCT/US97/19415              10/30/97               N/A
----------------- --------------------------- ---------------------- --------------------------------------------
Australia         50007/97                    2/12/96                EVMS
----------------- --------------------------- ---------------------- --------------------------------------------
Canada            2280412                     2/12/96                EVMS
----------------- --------------------------- ---------------------- --------------------------------------------
EPO               97912942.6                  2/12/96                EVMS
----------------- --------------------------- ---------------------- --------------------------------------------
Japan             520665/98                   2/12/96                EVMS
----------------- --------------------------- ---------------------- --------------------------------------------
Mexico            9904079                     2/12/96                EVMS
----------------- --------------------------- ---------------------- --------------------------------------------